Exhibit 99.1

Inovio Pharmaceuticals, Inc.

Overview

We are engaged in the discovery and development of a new generation of vaccines and immune therapies, called synthetic vaccines, focused on cancers and infectious diseases. Our DNA-based SynCon® technology is designed to provide universal protection against known as well as new unmatched strains of pathogens such as influenza and also generate strong T-cell responses to fight cancers and infectious diseases. Our preclinical development and clinical programs include cervical dysplasia/cancer (therapeutic), influenza (preventive), prostate cancer (therapeutic), hepatitis C virus, hepatitis B virus, HIV, and malaria vaccines. Our partners and collaborators include Roche, University of Pennsylvania, Drexel University, National Microbiology Laboratory of the Public Health Agency of Canada, Program for Appropriate Technology in Health/Malaria Vaccine Initiative, National Institute of Allergy and Infectious Diseases, Merck, University of Southampton, United States Military HIV Research Program, U.S. Army Medical Research Institute of Infectious Diseases, HIV Vaccines Trial Network and Department of Homeland Security.

All of our potential human products are in research and development phases. We have not generated any revenues from the sale of any such products, and we do not expect to generate any such revenues for at least the next several years. We earn revenue from license fees and milestone revenue, collaborative research and development agreements, grants and government contracts. Our product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing. All product candidates that we advance to clinical testing will require regulatory approval prior to commercial use, and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

Industry Background

Historical Importance of Vaccines

We believe vaccines have saved more lives and prevented more human suffering than any other human invention. As recently as a century ago, infectious diseases were the main cause of death worldwide, even in the most developed countries. Today, there is a vast range of vaccines available to protect against more than two dozen infectious diseases, especially for children. Our society has found that the only way to control or even eliminate infectious diseases is consistent, widespread use of vaccines.

Challenges Facing Vaccines

Despite the advances made to quality of life as a result of the development and use of vaccines over the past century, several significant challenges continue to exist. The technical limitations of conventional vaccine technology have constrained the development of new vaccines for other diseases. Development of vaccines based on conventional technology requires significant infrastructure in research and manufacturing, and can be time consuming. Safety risks associated with conventional vaccine approaches may offset their potential benefits, as the conventional vaccines we have depended upon employ either weakened or killed viruses or different parts of a virus as vaccines. Further, conventional vaccines are still grown in eggs or cells and harvested over periods of weeks with very inefficient manufacturing processes.

In addition, it is important to note a changing dynamic in the broader vaccine marketplace. Traditionally, vaccines have been predominantly focused on the pediatric market, intended to protect children from diseases that could cause them serious harm or death. Today, there is a growing interest in vaccines against diseases that may affect adolescents and adults, which include both sexually transmitted diseases and infections that strike opportunistically, such as during pregnancy, in immuno-compromised individuals, and in the geriatric population. Furthermore, there is encouraging data from and ongoing development of immunotherapies against cancers.

Inovio’s Solution

With our synthetic vaccine platform comprising our SynCon® vaccine design process and proprietary electroporation delivery technology, we have developed a preclinical and clinical stage pipeline of vaccines that we believe has the potential to be safer than traditional vaccines (our synthetic vaccines are non-live and non-replicating therefore they cannot cause the disease), have equivalent or stronger immune-stimulating power than traditional vaccines (live viruses being the best at eliciting strong immune responses), are showing the potential to be used against diseases for which conventional vaccine technology cannot be applied, and have added advantages with respect to development time and cost. Preclinical studies in animals and initial human clinical study data have demonstrated a favorable safety profile and best-in-class immune responses that suggest the potential efficacy of our approach.

The Next Generation of Vaccines: Synthetic Vaccines

Our synthetic vaccines are designed to prevent a disease (prophylactic vaccines) or treat an existing disease (therapeutic vaccines). Our synthetic vaccine consists of a DNA plasmid encoding a selected antigen(s) that is introduced into cells of humans or animals with the purpose of having those cells produce the antigen encoded by the DNA instructions and consequently inducing an immune response to the antigen. Production by these cells of the targeted antigenic protein(s) may trigger one or both of two immune responses: the production of antibodies, known as a humoral immune response, and/or the activation of T-cells, known as a cellular or cell-mediated immune response. These responses may then neutralize or eliminate infectious agents (e.g. viruses, bacteria, and other microorganisms) or abnormal cells (e.g. malignant tumor cells). Synthetic vaccines have several advantages over traditional vaccines in that they are non-pathogenic (meaning they cannot cause the disease), may be effective against diseases which cannot be controlled by traditional vaccines, and are relatively fast, easy and inexpensive to design and produce. Synthetic vaccines are stable under normal environmental conditions for extended periods of time. Another potentially major advantage of synthetic vaccines is their relatively short development cycle. For example, synthetic vaccines against newly identified viral agents may be developed within weeks or months, as opposed to the years often required to develop a traditional vaccine candidate. In the area of cancer, synthetic vaccines use a portion of the genetic code of a cancer antigen to cause a host to produce proteins of the antigen that may induce an immune response.

Inovio’s SynCon® Vaccines

Our synthetic vaccines are designed to generate specific antibody and/or T-cell responses. Our SynCon® technology provides processes that employ bioinformatics, which combine extensive genetic data and sophisticated algorithms. Our design process is based on the genetic make-up of a common antigen(s) from multiple strains of a virus within a viral sub-type or taxonomic group (family) of pathogens such as HIV, hepatitis C virus (“HCV”), human papillomavirus (“HPV”), influenza and other diseases. We synthetically create a new antigen that represents a consensus of the DNA make-up of these multiple strains of the desired pathogen target. This synthetic consensus DNA sequence does not exist in nature (and is consequently patentable). This unmatched antigen has been shown to nevertheless induce a powerful immune response in humans against that antigen, providing protection not only against multiple existing strains of the same sub-type that were used to develop this synthetic antigen but to also provide protection against newly emergent strains not used in designing the vaccine. Thus, the SynCon® technology allows us to develop universal vaccines against target pathogens. These SynCon® synthetic vaccine constructs may provide a solution to the genetic “shift” and “drift” that is typical of infectious diseases. SynCon® immunogens are able to elicit broad, diverse immune responses, which in theory are important to protect against variable pathogens such as influenza, dengue, HCV and HIV.

SynCon® vaccine antigens are designed by aligning numerous primary sequences and choosing DNA-based triplets for the most common or important amino acid at each site. These antigens are further optimized for codon usage, improved mRNA stability, and enhanced leader sequences for ribosome loading. The DNA inserts are therefore optimized at the genetic level to give them high expression capability in human cells.

We believe these design capabilities allow us to better target appropriate immune system mechanisms and produce a higher level of the coded antigen to enhance the overall ability of the synthetic vaccine to induce the desired immune response.

Preclinical studies have shown that immunization of mice and non-human primates using SynCon® synthetic vaccine constructs elicited an immune response against multiple, unmatched strains within specific sub-types of HIV, HCV, HPV, dengue, prostate cancer and influenza viruses. Vaccine candidates for all these diseases are being advanced through preclinical and clinical studies.

Roche Collaboration

We have granted an exclusive worldwide license to Roche to research, develop and commercialize our multi-antigen DNA immunotherapies targeting prostate cancer and hepatitis B. Pursuant to the terms of our agreement, Roche holds an exclusive license for our DNA-based vaccines INO-5150 (targeting prostate cancer) and INO-1800 (targeting hepatitis B) as well as the use of our CELLECTRA® electroporation technology for delivery of these vaccines. Roche also has an option to exclusively license up to five additional prostate cancer antigen targets in connection with a collaborative prostate cancer research program, and we have agreed to work exclusively with Roche regarding such targets during the term of the research program, and beyond with respect to any of these targets if Roche exercises the option, and products resulting from such program. The exclusive rights granted to Roche do not prevent us from working with products outside the collaboration with respect to our electroporation delivery technology and certain of our DNA expression technologies. We are collaborating with Roche to further develop INO-5150 and INO-1800.

Pursuant to the terms of our agreement, Roche will pay for preclinical and clinical development costs. Total milestone payments upon reaching certain development and commercial milestones may potentially amount to $412.5 million. Additional development milestone payments could also be made to us if Roche pursues other indications with INO-5150 or INO-1800. In addition, we are entitled to receive up to double-digit tiered royalties on product sales.

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